UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 3, 2006

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Definitive Material Agreement

Amendment of Warrants

On November 3, 2006, at the Annual Meeting of Stockholders of Avanex Corporation (the “Company”), the proposal to approve the elimination of the floor price limitations from the anti-dilution provisions of certain of the Company’s Warrants to purchase Common Stock was adopted. Accordingly, each Warrant has effectively been amended to remove such floor price limitations.

Amendment of 1999 Director Option Plan

In August 2006, the Board of Directors of the Company approved, subject to stockholder approval, the amendment of the Company’s 1999 Director Option Plan (the “Director Plan”). At the Annual Meeting of Stockholders of the Company on November 3, 2006, the Company’s stockholders approved the amendment to the Director Plan. The primary result of the amendment is (i) to increase from 40,000 to 80,000 the number of shares of the Company’s Common Stock underlying the automatic grant of a one-time nonstatutory stock option to an individual who first becomes a non-employee director, provided that such individual does not directly or indirectly own one percent (1%) or more of the total voting power of the Company (an “Outside Director”); and (ii) to provide for an automatic annual grant of 10,000 restricted stock units to Outside Directors.

A copy of the Director Plan as amended is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The description above is a summary only and is qualified entirely by reference to Exhibit 10.1.

Item 8.01. Other Events

On November 6, 2006, the Company issued a press release announcing the results of the Annual Meeting of Stockholders of the Company held on November 3, 2006. A copy of such press release is filed with this report as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	1999 Director Option Plan.

99.1	Press Release dated as of November 6, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ Marla Sanchez
Marla Sanchez Senior Vice President and Chief Financial Officer

Date: November 9, 2006

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EXHIBIT INDEX

Exhibit No.	Description
10.1	1999 Director Option Plan.

99.1	Press Release dated as of November 6, 2006.

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